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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                         SEACHANGE INTERNATIONAL, INC.

     SeaChange International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That the Board of Directors of the Corporation, at a meeting held on September 6, 1996, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and
(iii) directing that such amendment be submitted to the stockholders of the Corporation for approval thereby. The resolution setting forth the amendment and directing that such amendment be submitted to the stockholders is as follows:

RESOLVED:    That, subject to stockholder approval, the Board of Directors of the Corporation has determined that it is advisable and in the best interest of all of the Corporation's stockholders to increase the authorized capital stock of this Corporation from 10,000,000 shares of Common Stock, $.01 par value per share, to 15,000,000 shares;
             that in order to effect said increase the proper officers of this Corporation are hereby authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware an appropriate Certificate of Amendment to the Certificate of Incorporation of this Corporation; and that the Board of Directors is hereby authorized to issue all or any part of the authorized but unissued capital stock of this Corporation at such times, to such persons, upon such terms, and for such consideration as the Board may in its discretion determine.

RESOLVED:    That a Written Consent in Lieu of Meeting of Stockholders
             authorizing the increase in the authorized capital stock of this Corporation be submitted to the stockholders of the Corporation for their consideration and approval.

        SECOND: That the stockholders of the Corporation duly approved such proposed amendment by written consent in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That in accordance with the aforementioned resolution, the Certificate of Incorporation of this Corporation is hereby amended by deleting the first sentence of Article
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FOURTH thereof in its entirety and replacing it with a new sentence so that, as amended, the first sentence of Article FOURTH shall read as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000, of which (i) 15,000,000 shares shall be Common Stock, par value of One Cent ($.01) per share ("Common Stock"); and (ii) 1,000,000 shares shall be of preferred stock, par value One Cent ($.01) per share ("Preferred Stock"), of which 30,000 shares are designated as Series A Preferred Stock, 650,487 shares are designated as Series B Preferred Stock, and 319,513 shares are undesignated Preferred Stock."

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, SeaChange International, Inc. has caused this certificate to be signed by William C. Styslinger, III, its President and attested by William B. Simmons, Jr., its Assistant Secretary, as of this __ day of __________, 1996.

                              SEACHANGE INTERNATIONAL, INC.



                              By:___________________________
                                 William C. Styslinger, III
                                 President
ATTEST:


By:  _____________________________
     William B. Simmons, Jr.
     Assistant Secretary